KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated April 1, 2024, with respect to the financial statements of Jackson National Life Insurance Company of New York, included herein. /s/ KPMG LLP Chicago, Illinois April 12, 2024